EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter 2009 Financial Results

SPOKANE, Wash., July 31, 2009 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter and year-to-date ending June 30, 2009.

During the second quarter, the Bank added $1.8 million to its allowance for loan and lease losses (the "ALLL") primarily because of two troubled loans that were written down by a combined $1.7 million in June. In addition, the Bank accrued $180 thousand to fund a special insurance premium assessment by the Federal Deposit Insurance Corporation (the "FDIC"). As a result, the Company reported a loss of $846 thousand for the second quarter of 2009, compared to a profit of $498 thousand reported for the second quarter of 2008. After dividends on preferred stock and related accretion adjustments totaling $171 thousand, the net loss available to common shareholders was $1.2 million for the quarter.

Earnings per diluted share available for common shareholders for the second quarters of 2009 and 2008 were $(0.43) and $0.21, respectively.

For the six months ending June 30, 2009, the Company reported a loss of $1.1 million, compared to a profit of $938 thousand for the first six months of 2008. After preferred stock dividends and related accretion adjustments of $258 thousand, the net loss available to common shareholders was $1.4 million for the six months ending June 30, 2009.

Earnings per diluted share available for common shareholders for the first half of 2009 and 2008 were $(0.57) and $0.39, respectively.

Randall L. Fewel, President & CEO of both the Company and the Bank, said, "Second quarter results were disappointing, and reveal that the national recession continues to impact our region. The banking business is highly dependent on the health of the economy and although our revenues are actually growing, they have been offset by the increased costs associated with the current credit cycle."

Fewel said non-performing assets were $15.1 million at quarter end, representing 3.80% of the Bank's total assets as of June 30, 2009. Non-performing assets decreased from 4.16% of total assets at the end of the first quarter 2009 and from 4.70% at the end of 2008. "While we are pleased with this downward trend in the level of non-performing assets," Fewel commented, "$15.1 million is still too high and reducing this number will continue to be our number one priority. These assets are costing the Bank at least $70 thousand per month in lost interest income and another $25 to $30 thousand per month in collection expenses."

Fewel also stated that "$1.2 million of the Bank's loan losses in the second quarter were attributable to one loan to a manufacturer tied to the housing industry. We loaned $1.5 million to this customer in February 2007 to fund the purchase of $3.0 million in equipment under a Small Business Administration loan program. When the housing market turned, the company's business dried up and they shut their doors in April of this year."

Company assets on June 30, 2009 were $399.1 million, a decrease of $1.2 million, or 0.3%, compared to December 31, 2008 and an increase of $30.7 million, or 8.3%, compared to June 30, 2008.

Deposits at June 30, 2009 were $330.1 million and net loans were $331.9 million. Deposits increased $14.0 million, or 4.4%, when compared to year end, and $31.5 million, or 10.5%, when compared to June 30, 2008. Net loans decreased $2.4 million, or 0.7%, since year-end and increased $16.5 million, or 5.2%, year-over-year.

"One of the bright spots this year," Fewel commented, "is the increase we have generated in core deposits, which are up $27.7 million, or 12.5%, year over year, and they are up $19.8 million, or 8.6%, since December 31, 2008." The Bank defines core deposits as all deposits except certificates of deposit of $100,000 or more. Fewel attributes the gain to the improved branch network the Bank has invested in over the past several years.

Fewel also stated that the Bank's ability to generate revenue has been improving. "Comparing the first six months of 2009 to the same period in 2008, net interest income increased by $232 thousand and non-interest income improved by $470 thousand," said Fewel. Revenue for the Company, defined as net interest income plus non-interest income, increased by 9.2% to $8.3 million in the six months ending June 30, 2009, compared to $7.6 million for the first half of 2008. "The increase in the second quarter is even more pronounced," continued Fewel. "Total revenue in the second quarter of 2009 was $4.3 million versus $3.8 million for the same quarter last year. This represents an increase of $505 thousand, or 13.2%, quarter over quarter."

Net interest income as a percent of average earning assets (the net interest margin, or "NIM") is down significantly, year-over-year, with the NIM at 3.59% for the first six months of 2009, compared to 3.85% for the same period last year. However, the Bank's NIM for the first quarter 2009 was 3.40%, so the year-to-date NIM of 3.59% is a marked improvement over the first quarter. "The decline in the NIM from 2008 to 2009 is due to loans re-pricing downward, due to the drop in interest rates, at a much faster rate than deposits. However, the improvement in the second quarter this year versus the first quarter indicates that deposit re-pricing is starting to catch up," Fewel said.

Non-interest expense for the first six months of 2009 was $7.2 million, representing an increase of $1.4 million, or 23.3%, over the same period in 2008. FDIC insurance premiums account for $335 thousand of that increase; $300 thousand resulted from write downs on foreclosed assets; higher legal expenses related to foreclosures and collection costs contributed $163 thousand; higher professional consulting fees contributed $152 thousand; and increased occupancy costs related to the branch expansion over the last year contributed $242 thousand. The remainder of the increase was a result of other costs associated with growth in the Bank's assets and number of customer accounts. The number of checking and savings accounts, for example, has increased by 5.2% from June 30, 2008 to June 30, 2009.

The Bank added $1.8 million to its ALLL during the second quarter of 2009, compared to $225 thousand during the same quarter last year. Net charge-offs in the second quarter of 2009 were $2.8 million, compared to a net recovery of $6 thousand in the second quarter of 2008.

For the six months ending June 30, 2009, the Bank added $2.9 million to the ALLL and experienced net charge-offs of $3.3 million. This charge-off rate is equivalent to 0.97% of the Bank's loan portfolio, year-to-date. For the same period last year, the Bank added $375 thousand to the ALLL and had net charge-offs of $32 thousand, which represented 0.01% of the loan portfolio.

The Bank's ALLL was 1.32% of gross loans as of June 30, 2009, compared to 1.01% on June 30, 2008 and 1.40% on December 31, 2008.

The Bank's $15.1 million of non-performing assets consist of approximately $11.0 million of non-accrual loans and $4.1 million of foreclosed assets. Non-performing assets have decreased by $3.7 million, or 19.5%, since year end 2008.

Of the $11.0 million in non-accrual loans, management believes $5.6 million is well protected by collateral and is expected to be paid in full. The non-accrual loans comprising the remaining $5.4 million are in various stages of collection, foreclosure or negotiated settlements. In all cases, there is some collateral protection for the loans and each loan has been carefully analyzed for risk of loss and specific reserves have been established to protect the Bank.

The $4.1 million in foreclosed assets represents eight single-family homes, six condominiums, and a total of 58 building lots. The Bank has a signed purchase and sale agreement on one of the single-family homes that is scheduled to close in August 2009 with no additional loss for the Bank. Significant resources of the Bank continue to be devoted to selling these foreclosed assets in a timely and efficient manner.

Total shareholders' equity in the Company stood at $36.1 million at the end of June, and the Bank's ratio of total capital to risk weighted assets was 12.02% at quarter end versus 10.23% on June 30, 2008. The FDIC requires this ratio to be at least 10.0% to earn the FDIC's highest capital rating of "well capitalized." INB's ratio of 12.02%, therefore, is about 20% higher than the FDIC's current threshold for being well capitalized.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County). INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888